Exhibit 7.15

Execution Version

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 20, 2014, is by and among Pan Long Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Pan Long Investment Holdings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and Exceed Company Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

WITNESSETH:

WHEREAS, Parent, Merger Sub, and the Company are parties to an Agreement and Plan of Merger dated as of December 2, 2013 (the “Agreement”);

WHEREAS, the parties desire to amend certain provisions of the Agreement as set forth herein;

WHEREAS, in accordance with Section 9.2 of the Agreement, (i) the boards of directors of each of Parent, Merger Sub and the Company and (ii) the Independent Committee have approved the this Amendment; and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

1. Termination Date. In Section 8.1(b)(i) of the Agreement, “September 2, 2014” is hereby replaced with “December 31, 2014”.

2. Termination Fee.

(a) The following clause is hereby deleted from Section 6.2(d)(ii) of the Agreement: “except as expressly permitted by, and after compliance with, Section 8.3(a),”.

(b) Section 8.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows: “Intentionally left blank”.

(c) The last sentence of Section 8.3(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“In the event that the Parent or its designee shall receive full Payment of the Parent Expenses, such amount shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Representatives arising out of or in connection with this Agreement or the other Transaction Documents, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(c) shall limit the rights of Parent and Merger Sub under Section 9.11.”

3. Parent Termination Fee. In first sentence of Section 8.3(b) of the Agreement, “US$2,000,000” is hereby replaced with “US$2,500,000.”

4. Remedies. The last sentence of Section 9.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

“For the avoidance of doubt, while Parent or the Company may pursue both a grant of specific performance and the payment of the Parent Expenses under Section 8.3(c) or the Parent Termination Fee under Section 8.3(b), as the case may be, under no circumstances shall Parent or the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and monetary damages, including all or any portion of the Parent Expenses or the Parent Termination Fee, as the case may be.”

5. Other Provisions Unaffected. Except as amended or modified hereby, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

6. Governing law and Venue. This governing law and venue provisions set forth in Section 9.4 of the Agreement shall apply to this Amendment.

7. Counterparts; Signatures. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Amendment may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Amendment is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PAN LONG COMPANY LIMITED

By:	/s/ Shuipan Lin
Name: Shuipan Lin
Title: Director

PAN LONG INVESTMENT HOLDINGS LIMITED

By:	/s/ Shuipan Lin
Name: Shuipan Lin
Title: Director

EXCEED COMPANY LTD.

By:	/s/ Jin Jichun
Name: Jin Jichun
Title: Chairman of the Independent Committee